EXHIBIT 12


                                  ROPES & GRAY
                             ONE INTERNATIONAL PLACE
                        BOSTON, MASSACHUSETTS 02110-2624
                                 (617) 951-7000
                               FAX: (617) 951-7050

                                                             ONE FRANKLIN SQUARE
                                                             1301 K STREET, N.W.
30 KENNEDY PLAZA                                                  SUITE 800 EAST
PROVIDENCE, RI  02903-2328                            WASHINGTON, DC  20005-3333
(401) 455-4400                                                    (202) 626-3900
FAX:  (401) 455-4401                                        FAX:  (202) 626-3961

                                            June 18, 2001

Eaton Vance National Municipals Fund
Eaton Vance Municipals Trust
Eaton Vance Management
The Eaton Vance Building
255 State Street
Boston, MA 02109

Eaton Vance Texas Municipals Fund
Eaton Vance Municipals Trust
Eaton Vance Management
The Eaton Vance Building
255 State Street
Boston, MA 02109

Ladies and Gentlemen:

     We have acted as counsel in connection with the Agreement and Plan of Reorganization (the "Agreement") dated as of June 18, 2001, between Eaton Vance Municipals Trust (the "Trust"), a Massachusetts business trust, on behalf of Eaton Vance Texas Municipals Fund ("Target Fund"), and the Trust on behalf of Eaton Vance National Municipals Fund ("Acquiring Fund"). The Agreement describes a proposed transaction (exclusive of the portion of the transaction involving the liquidation of Texas Municipals Portfolio and the contribution of assets to the National Municipals Portfolio, the "Transaction") to occur on the date specified in the Agreement (the "Exchange Date"), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Acquiring Fund Shares") and the assumption by Acquiring Fund of all of the liabilities of Target Fund following which the Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. Capitalized terms not defined herein are used herein as defined in the Agreement.

     Target Fund is a separate series of the Trust registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of Target Fund are redeemable at net asset value at each shareholder's option. Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

     Acquiring Fund is a separate series of the Trust registered under the 1940 Act as an open-end management investment company. Shares of Acquiring Fund are


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     redeemable at net asset value at each shareholder's option.  Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

     For purposes of this opinion, we have considered the Agreement, the Form N-14 of the Trust to be filed on June 20, 2001 as drafted on June 12, 2001 (the "Form N-14") (including the items incorporated by reference therein), and such other items as we have deemed necessary to render this opinion. In addition, you have provided us with letters dated as of the date hereof (the "Representation Letters"), representing certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above). For purposes of rendering this opinion, we have assumed with your permission that all of the statements contained in the Representation Letters will be true on the Exchange Date, that the Transaction will be executed in accordance with the terms of the Agreement without the waiver of any conditions, and that the Form N-14 reviewed by us is complete and accurate in all material respects.

     Based on the foregoing representations and assumptions and our review of the documents and items referred to above, we are of the opinion that for federal income tax purposes:

(i)    The  Transaction  will constitute a  reorganization within the meaning of
       Section 368(a) of the Code. Acquiring Fund and Target Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

(ii) No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

(iii) The basis in the hands of Acquiring Fund of the assets of Target Fund transferred to acquiring Fund in the Transaction will be the same as the basis of such assets in the hands of Target Fund immediately prior to the transfer;

(iv) The holding periods of the assets of Target Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Target Fund;

(v) No gain or loss will be recognized by Target Fund upon the transfer of Target Fund's assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution of Acquiring Fund Shares by Target Fund to its shareholders in liquidation;

(vi) No gain or loss will be recognized by Target Fund shareholders upon the exchange of their Target Fund Shares for Acquiring Fund Shares;

(vii) The basis of Acquiring Fund Shares a Target Fund shareholder receives in connection with the Transaction will be the same, in the aggregate, as the aggregate basis of his or her Target Fund Shares exchanged therefor;

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(viii) A Target Fund shareholder's  holding period for his or her Acquiring Fund
       Shares will be determined by including the period for which he or she held the Target Fund Shares exchanged therefor, provided that he or she held such Target Fund Shares as capital assets;


(ix) Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383, and 384 of the Code and the regulations thereunder.


                                                     Very truly yours,


                                                     /s/ Ropes & Gray
                                                     Ropes & Gray